Exhibit 2.2

DAMAGES CONTRIBUTION AGREEMENT

Damages Contribution Agreement, dated as of November 16, 2006 (this “Damages Contribution Agreement”), between Ripplewood Partners II, L.P., a Delaware limited partnership (the “Loss Payor”), and The Reader’s Digest Association, Inc., a Delaware corporation (the “Loss Payee”). Any terms used but not defined herein have the meaning assigned to those terms in the Merger Agreement (as defined below).

1. Damages Contribution Agreement. To induce the Loss Payee to enter into an Agreement and Plan of Merger, dated as of November 16, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Doctor Acquisition Holding Co., a Delaware corporation (“Parent”), and Doctor Acquisition Co., a Delaware corporation (“Sub” and, together with Parent, the “Merger Cos”), and the Loss Payee, pursuant to which Sub will merge with and into the Loss Payee, the Loss Payor hereby unconditionally and irrevocably commits to the Loss Payee, on the terms and conditions set forth herein, to make an equity contribution to Parent in cash to the extent of the payment obligations of the Merger Cos under the Merger Agreement, including any Parent obligation to pay liquidated damages for a breach by Parent or Sub of the Merger Agreement pursuant to Section 6.07(d) of the Merger Agreement (the “Obligations”); provided, that the maximum amount payable by the Loss Payor hereunder shall not exceed $25,000,000 plus all the Company’s out-of-pocket expenses, including attorneys’ fees, actually incurred in connection with the Merger Agreement, the Merger and the other Transactions in an aggregate amount not to exceed $5,000,000 (the “Cap”; the Obligations, as limited by the Cap, the “Covered Obligations”), it being understood that the Loss Payee will not seek to enforce this Damages Contribution Agreement without giving effect to the Cap. It is understood and agreed that, in lieu of requiring the Loss Payor to make an equity contribution to Parent in cash, at the election of the Loss Payee in its sole discretion, the Loss Payor will be required to pay directly to the Loss Payee the full amount of the Covered Obligations that is due and payable hereunder, in which event such payments shall be credited and applied towards the Covered Obligations and the obligations of the Loss Payor under this Damages Contribution Agreement (and of the Merger Cos under the Merger Agreement) shall be deemed satisfied to the extent of such payments. This Damages Contribution Agreement is an unconditional promise to contribute or to pay up to a specified amount on the terms and conditions set forth herein and is not a guarantee of payment or collection.

2. Nature of Damages Contribution Agreement. The Loss Payee shall not be obligated to file any claim relating to the Obligations in the event that any Merger Co becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Loss Payee to so file shall not affect the Loss Payor’s obligations hereunder. In the event that any payment to the Loss Payee in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Loss Payor shall remain liable hereunder with respect to its Covered Obligations as if such payment had not been made; provided, however, that the aggregate payment hereunder by Loss Payor to any person shall not in any event exceed the Cap.

3. Changes in Obligations, Certain Waivers. The Loss Payor agrees that the Loss Payee may at any time and from time to time, without notice to or further consent of the Loss Payor, extend the time of payment of any of the Obligations, and may also make any agreement with a Merger Co for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Loss Payee and any Merger Co without in any way impairing or affecting the Loss Payor’s obligations under this Damages Contribution Agreement. The Loss Payor agrees that the obligations of the Loss Payor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Loss Payee to assert any claim or demand or to enforce any right or remedy against any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (including the Equity Commitment Agreements); (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Loss Payor may have at any time against any Merger Co or the Loss Payee, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Loss Payee may have of obtaining payment of any of the Obligations. To the fullest extent permitted by law, the Loss Payor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Loss Payee. The Loss Payor waives promptness, diligence, notice of the acceptance of this Damages Contribution Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with Sections 8.01(f) and 9.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of any Merger Co or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Loss Payee or any of its subsidiaries or Controlled Affiliates, defenses to the payment of the Obligations that are available to a Merger Co under the Merger Agreement or breach by the Loss Payee of this Damages Contribution Agreement). The Loss Payor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Damages Contribution Agreement are knowingly made in contemplation of such benefits.

For purposes of this Damages Contribution Agreement, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Damages Contribution Agreement, includes the directors and officers of such person.

The Loss Payor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Sub that arise from the existence, payment, performance, or enforcement of the Loss Payor’s Covered Obligations under or in respect of this Damages Contribution Agreement or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Loss Payee against Parent or Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Covered Obligations shall have been paid in full in cash. If any amount shall be paid to the Loss Payor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Covered Obligations, such amount shall be received and held in trust for the benefit of the Loss Payee, shall be segregated from other property and funds of the Loss Payor and shall forthwith be paid or delivered to the Loss Payee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Covered Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Covered Obligations thereafter arising. Notwithstanding anything to the contrary contained in this Damages Contribution Agreement, the Loss Payee hereby agrees that to the extent Parent and Sub are relieved by the parties to the Merger Agreement (including the Loss Payee) of any of their obligations under the Merger Agreement, the Loss Payor shall be similarly relieved of its obligations under this Damages Contribution Agreement.

4. No Waiver; Cumulative Rights. No failure on the part of the Loss Payee to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Loss Payee of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Loss Payee or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Loss Payee at any time or from time to time.

5. Representations and Warranties. The Loss Payor hereby represents and warrants that:

(a) the execution, delivery and performance by the Loss Payor of this Damages Contribution Agreement have been duly authorized by all necessary action on the part of the Loss Payor and does not conflict with any provision of (i) the Loss Payor’s partnership agreement or similar organizational documents, (ii) any Contract to which the Loss Payor is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to the Loss Payor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Loss Payor to perform its obligations under this Damages Contribution Agreement;

(b) no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Loss Payor in connection with the execution, delivery and performance of this Damages Contribution Agreement, other than such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Loss Payor to perform its obligations under this Damages Contribution Agreement;

(c) this Damages Contribution Agreement constitutes a legal, valid and binding obligation of the Loss Payor enforceable against the Loss Payor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Loss Payor has, and expects for so long as this Damages Contribution Agreement shall remain in effect in accordance with Section 8 hereof to continue to have, the financial capacity to pay and perform its obligations under this Damages Contribution Agreement.

6. No Assignment. Neither the Loss Payor nor the Loss Payee may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Loss Payee or the Loss Payor, as the case may be. Notwithstanding the preceding sentence, the Loss Payor may assign all or a portion of its obligations hereunder to one or more of its affiliates or affiliated funds or entities governed by an affiliate or an affiliated fund, provided that no such assignment under this sentence shall relieve the Loss Payor of its obligations hereunder.

7. Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given upon receipt by the parties at the addresses set forth in the Merger Agreement or, in the case of the Loss Payor, at the following address (or in each case at such other address for a party as may be specified by like notice):

c/o Ripplewood Holdings L.L.C.

One Rockefeller Plaza, 32nd Floor

New York, NY 10020

Attention: Christopher Minnetian

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Peter S. Wilson, Esq.

8. Continuing Obligation. This Damages Contribution Agreement shall remain in full force and effect and shall be binding on the Loss Payor, its successors and assigns until all of the Covered Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Damages Contribution Agreement shall terminate and the Loss Payor shall have no further obligations under this Damages Contribution Agreement as of the earliest of (i) the

Effective Time (ii) three months following the termination of the Merger Agreement in accordance with its terms (the “Three Month Anniversary”), provided that, in the case of this clause (ii), if any suit, action or proceeding arising from this Damages Contribution Agreement has been commenced in any court of competent jurisdiction prior to the Three Month Anniversary, then this Damages Contribution Agreement shall survive the Three Month Anniversary solely with respect to such suit, action or proceeding until final determination by such court, and (iii) contribution by the Loss Payor to Parent (or, at the election of the Loss Payee, payment by the Loss Payor to the Loss Payee) pursuant hereto of an aggregate amount equal to the Cap.

9. No Recourse. The Loss Payee acknowledges that Parent’s assets are of a de minimis value, and that no funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Damages Contribution Agreement, the Merger Agreement or any document or instrument in connection herewith or therewith or otherwise, and notwithstanding the fact that the Loss Payor is a partnership, by its acceptance of the benefits of this Damages Contribution Agreement, the Loss Payee acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees of the Loss Payor, Parent, Sub or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Loss Payor Affiliates”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Loss Payor or any of the Loss Payor Affiliates, including under the Loss Payor’s Equity Commitment Agreement, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Loss Payor (but not the Loss Payor Affiliates (including any general partner or managing member)) to make a contribution to Parent (or, at the election of the Loss Payor, payment to the Loss Payee) up to the amount of Covered Obligations under and to the extent provided in this Damages Contribution Agreement, (ii) recourse against the Loss Payor to cause Loss Payor to make a contribution to Parent (or, at the election of the Loss Payor, payment to the Loss Payee) required under this Damages Contribution Agreement shall be the sole and exclusive remedy of the Loss Payee and all of its subsidiaries, affiliates and security holders against the Loss Payor and the Loss Payor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby and (iii) in no event will Parent, Sub, the Loss Payor or any Loss Payor Affiliates be subject to liability in the aggregate in excess of the Cap for all losses and damages arising under, or in connection with, this Agreement and the transactions contemplated by this Agreement. Nothing set forth in this Damages Contribution Agreement shall be construed to confer or give to any Merger Co. or any other person (including any person acting in a representative capacity) other than the Loss Payee and the Loss Payor any rights or remedies against any person other than the Loss Payee and the Loss Payor as expressly set forth herein, and except that the Loss Payor Affiliates shall also have the right to enforce the provisions of this Damages Contribution Agreement.

10. Governing Law. This Damages Contribution Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Damages Contribution Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Damages Contribution Agreement in any court other than any New York state court, any Federal court located in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DAMAGES CONTRIBUTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Damages Contribution Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the Loss Payor and the Loss Payee has each caused this Damages Contribution Agreement to be executed and delivered as of the date first written above by its respective officer thereunto duly authorized.

RIPPLEWOOD PARTNERS II, L.P.,

by	RIPPLEWOOD PARTNERS II, G.P., L.P.,

	by	RP II GP, L.L.C., as its Sole Member

	by	/s/ Christopher Minnetian
	Name:	Christopher Minnetian
	Title:	Authorized Signatory

THE READER’S DIGEST ASSOCIATION, INC.,

		by	/s/ Eric W. Schrier
		Name:	Eric W. Schrier
		Title:	President